Exhibit 10(l)
BRINKER INTERNATIONAL, INC.
FORM OF
RETENTION STOCK UNIT AWARD
_____________________ (“Award Date”)

Brinker International, Inc. (the “Company”), acting pursuant to Section 3 of the Brinker International, Inc. Stock Option and Incentive Plan (as amended, the “Plan”), hereby awards to you (the “Participant”) a grant of such number of Retention Stock Units as specified in your award letter (the “Award”). For purposes of the Award, a “Retention Stock Unit” means the right to receive a share of Stock, subject to the satisfaction of all applicable terms and conditions. The Award is in all respects subject to the provisions of the Plan (the terms of which are incorporated herein by reference), these Award terms (the “Award Terms”) and your award letter.
1.Definitions. For purposes of the Award, the terms listed below are defined as follows:
a.    Cause. The term “Cause” means one or more of the following:
(i)    An act of fraud, misappropriation or embezzlement by the Participant in connection with the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof;
(ii)    Gross mismanagement or gross neglect of the Participant’s duties to the Company or a Related Company and its policies, procedures or guidelines as determined by the affirmative vote of at least a majority of the Board or executive committee thereof; or
(iii)    Conviction of the Participant by a court of competent jurisdiction of a felony.
b.    Change in Control. The term “Change in Control” means:
(i)    a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)    the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)    the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three‑year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
c.    Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
d.    Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)One or more of the following facts and circumstances exist: (A) a reduction in the Participant’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Participant’s target annual bonus opportunity; (C) a relocation of the principal location at which the Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Award in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities; or (F) in the case of a Participant who is the Chief Executive Officer of the Company only, a failure of any successor to the Company to nominate the Participant for election by shareholders to the successor company’s board of directors; and
(ii)    the Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
e.    Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in these Award Terms will have the meaning set forth in the Plan.
2.    Term of Retention Stock Units. The “Restricted Period” for the Award is the period beginning on the Award Date and ending on the third anniversary of the Award Date. The Participant will have no voting rights with respect to the Retention Stock Units or any shares of Stock underlying the Retention Stock Units until the shares of Stock are issued in settlement of the vested Retention Stock Units.
3.    Vesting.
a.    General Rule. The Retention Stock Units subject to the Award will become fully vested on the last day of the Restricted Period, provided the Participant has remained continuously employed by the Company or a Related Company through such date, except as otherwise specifically provided in this Award.
b.    Involuntary Termination Without Cause or for Good Reason Following a Change in Control. Notwithstanding the provisions of Section 3(a), in the event there has been a Change in Control during the Restricted Period and the Awards were not vested in connection with the Change in Control pursuant to Section 3(c), then if a Participant is involuntarily terminated for a reason other than Cause (and other than due to the Participant’s death or disability), or terminates employment for Good Reason, in each case following the Change in Control and prior to the last day of the Restricted Period, all of the Retention Stock Units subject to the Participant’s Award will become fully vested as of the date of such termination.
c.    Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control, if the Awards are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, all of the Retention Stock Units subject to a Participant’s Award will become fully vested as of the date immediately following such Change in Control, provided the Participant has remained continuously employed by the Company or a Related Company through such date. After a Change in Control, references to the “Company” as they relate to the Award shall refer to the successor entity.
4.    Forfeiture. Except as otherwise provided in Section 3, if the Participant ceases to be employed prior to the end of the Restricted Period, the Participant will immediately forfeit any Retention Stock Units as of the date of the Participant’s termination, and the Participant will not be entitled to any payment with respect to such Retention Stock Units. Notwithstanding any provision of the Plan or these Award Terms to the contrary, the Participant will forfeit any Retention Stock Units (including any vested portion) immediately and without notice upon (A) the termination of the Participant’s employment for Cause, (B) the Participant’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Related Company, or (C) the Participant’s commission of any act of malfeasance or wrongdoing affecting the Company or any Related Company, and, in each case, to the extent Stock or other applicable consideration has been issued to the Participant in settlement of the Award, to the extent permissible under applicable law, the Participant shall be required to immediately return such consideration to the Company.
5.    Payment. Each vested Retention Stock Unit will entitle the Participant to receive one share of Stock (or other consideration of equal value, as determined by the Committee, in the event payment is made following a Change in Control). Subject to Section 6, shares of Stock (or other consideration, as applicable) will be issued to the Participant in full settlement of vested Retention Stock Units during the 60‑day period immediately following the date on which such Retention Stock Units first became vested pursuant to Section 3. At no other time prior to the end of the Restricted Period will any Stock (or other consideration, as applicable) be issued for Retention Stock Units pursuant to the Award. After the issuance of Stock (or other consideration, as applicable) to the Participant, the Participant will own such Stock (or other consideration, as applicable) free of all restrictions described herein. The Participant will not have the right to designate the taxable year of payment.
6.    Section 409A.
a.    Although the Company does not guarantee the tax treatment of any payments or benefits under this Award, the intent of the Company is that the payments and benefits under this Award be exempt from, or comply with, Code Section 409A and to the maximum extent permitted the Award Terms and the award letter shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company, the Related Companies, their affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.    Notwithstanding the foregoing or any other provision of this Award to the contrary, if at the time of a Participant's “separation from service” (within the meaning of Code Section 409A), the Participant is a "Specified Employee," then the Company will defer the payment of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a "Specified Employee" for purposes of this Award if, on the date of the Participant's separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a "Specified Employee" and the application of and effects of the change in such determination.
c.    Notwithstanding anything in these Award Terms, the award letter or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Award providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Award, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
7.    Dividends. The Participant will not be entitled to receive any cash dividends or dividend equivalents with respect to the Retention Stock Units before they are settled pursuant to Section 5. However, to the extent that, and at the same time as, shares of Stock are issued under Section 5, the Participant (or the Participant’s beneficiary) will also receive a lump sum cash payment equal to the amount of cash dividends that are paid or declared by the Company during the Restricted Period (but prior to the date of payment of the Award pursuant to Section 5) on the number of shares of Stock (if any) issued to the Participant (or the Participant’s beneficiary).
8.    Capital Adjustments and Reorganizations. The number of Retention Stock Units covered by the Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.
9.    Clawback Provisions. If the Participant is an officer of the Company (“Officer”) and the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by the Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the Officer, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Officer, authorize legal action, or take such other action to enforce the Officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the applicable restatement is disclosed.
10.    Heirs and Successors. This Award will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to a deceased Participant under this Award will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of benefits due under this Award, the amounts to be distributed under this Award will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.
11.    Taxes, Transaction Costs and Withholding. The Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting and payment of the

Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock or other applicable consideration that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or other applicable consideration to the Participant (or to the Participant’s beneficiary).
12.    Administration. The authority to interpret and administer the terms and conditions of this Award will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to the Award is final and binding.
13.    Relation to Plan. Notwithstanding anything in these Award Terms to the contrary, the Award will be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to these Award Terms to the extent that the amendment is applicable hereto.
14.    No Employment Contract. Nothing contained in these Award Terms will (a) confer upon the Participant any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of the Participant.
15.    Governing Law. The interpretation, performance, and enforcement of these Award Terms will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

[End of document.]

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